GRAINGER REPORTS SALES OF $6.2 BILLION AND
EARNINGS PER SHARE OF $5.62 FOR THE YEAR ENDED DECEMBER 31, 2009

Highlights
·	4Q09 sales of $1.6 billion, up 3 percent
·	4Q09 EPS of $1.27, down 7 percent, including the following items:
·	$0.07 in asset impairment charges
·	$0.05 in severance charges
·	$732 million in operating cash flow for the year
·	$507 million returned to shareholders in dividends & share repurchases in 2009
·	Pretax ROIC* of 24.9 percent versus 29.8 percent in 2008
Visit www.grainger.com/investor to access a podcast describing Grainger’s performance in more detail.

CHICAGO, January 26, 2010 – Grainger (NYSE: GWW) today reported sales, earnings and earnings per share for the year ended December 31, 2009.  Sales of $6.2 billion were down 9 percent versus 2008.  Net earnings of $430 million decreased 9 percent versus $475 million in 2008.  Earnings per share of $5.62 decreased 6 percent versus $5.97** in 2008.

“I am very proud of our employees and how they have successfully navigated this company through one of the most difficult economic times in our history,” said Chairman, President and Chief Executive Officer Jim Ryan.  “The actions we took in 2009 to keep service levels and customer relationships strong are paying off.  I am excited about the opportunity we have going forward to gain additional market share and create value for our shareholders by serving as the indispensable MRO partner to businesses and institutions.”

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 13 point average for net working assets.  Net working assets are working assets minus working liabilities defined as follows:  working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve.  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

** Reported 2008 EPS were $6.04, which was restated after adopting FSP 03-6-1 on January 1, 2009, resulting in a 7 cent reduction in EPS in 2008 and 6 cents in 2009.  (See page K-41 of the company’s 2008 10-K for additional information).

Ryan added, “We are seeing some initial signs of improvement in the overall economy, although job growth is expected to lag the recovery.  Stronger sales growth in December and January give us greater confidence to raise our 2010 sales growth guidance to a range of 6 to 10 percent and our earnings per share guidance to the new range of $5.40 to $5.90.  We remain cautiously optimistic about the economy and are executing on the things we can control like our customer service and high product availability.  As a result, we are well positioned for continued share gain, particularly as many competitors have been forced to reduce inventories.”  The company had previously issued 2010 guidance of 4 to 9 percent sales growth and earnings per share of $5.30 to $5.80.

For the 2009 fourth quarter, sales of $1.6 billion increased 3 percent versus the fourth quarter of 2008. There were 64 sales days in both the 2009 and 2008 fourth quarters.  Daily sales decreased 3 percent in October, increased 2 percent in November and increased 11 percent in December.  The 3 percent increase for the quarter included a 4 percentage point contribution from acquisitions, a 2 percentage point benefit from foreign exchange and a 2 percentage point lift from price increases, partially offset by a 5 percentage point decline in volume.  Net earnings of $97 million decreased 10 percent versus $108 million in 2008.  Earnings per share of $1.27 decreased 7 percent versus $1.37 in 2008. The effect of adopting FSP 03-6-1 was a 1 cent per share reduction in the fourth quarter of 2009 and 2 cents in the 2008 quarter.

During the quarter, the company continued to lower its cost structure by closing branches and reducing headcount.  In total, 12 branches, including 6 Will Call Express locations, were closed.  These closures, along with other asset write-downs, resulted in asset impairment charges of $9 million or 7 cents per share.  In addition, the company reduced headcount by another 200 positions in the 2009 fourth quarter, incurring $7.5 million or 5 cents per share in severance cost.  For the full year 2009, the company eliminated approximately 600 positions and incurred $18 million in severance or 11 cents per share.

Effective with the first quarter of 2009, the company has two reportable business segments, the United States and Canada, which represent approximately 98 percent of full year company sales.  This reporting structure reflects the integration of Lab Safety Supply with Grainger’s U.S. branch-based business.  The remaining operating units (Japan, Mexico, India, Puerto Rico, China and Panama) are included in other businesses and are not considered a segment.  The company acquired Asia Pacific Brands India Private Limited in June 2009 resulting in the inclusion of the India operations in other businesses in the third quarter.  The company also acquired a majority ownership of MonotaRO in September 2009, consolidated this Japanese entity in its balance sheet as of the end of the third quarter and began consolidating its income statement in the fourth quarter.

United States
Sales for the United States segment decreased 2 percent in the 2009 fourth quarter, with daily sales down 7 percent in October, down 3 percent in November and up 5 percent in December.  Acquisitions and the timing of the Christmas holiday accounted for 3 percentage points of the sales growth in December.

Grainger serves a diverse set of customer end-markets in the United States.  During the quarter, sales to government and commercial customers increased versus the 2008 fourth quarter, while sales to resellers, contractors, manufacturing and retail customers declined.

Throughout 2009, Grainger added products to its already broad offering that will result in having approximately 307,000 in-stock products in the 2010 catalog.  Product line expansion contributed $260 million in sales for the fourth quarter versus $185 million in the 2008 fourth quarter.  Products added over the last four years resulted in $934 million in sales in 2009.

Also contributing to segment performance in the quarter was ongoing work to integrate Lab Safety Supply with Grainger Industrial Supply.  The company still expects this combination to deliver $70-$100 million in incremental revenue and $20-$30 million in cost savings by mid-2010.  Through the end of 2009, the integration has generated $44 million of the additional revenue and $22 million of the cost savings.

Operating earnings for the quarter were down 6 percent in the United States, the result of operating expenses declining at a slower rate than sales.  The decline in operating expenses was primarily the result of lower payroll-related expenses, reduced commissions and no bonus accruals, partially offset by higher severance and asset impairment charges particularly related to the branch closings. Gross profit margins for the quarter were flat with the prior year.

Canada
Sales for the Acklands-Grainger business in the quarter were up 11 percent versus the 2008 fourth quarter in U.S. dollars.  In local currency, sales were down 3 percent for the quarter and on a daily basis were down 7 percent in October, down 8 percent in November and up 7 percent in December.  Sales performance in December benefited from some large customer orders and the incremental sales from an acquisition.  From a customer sector standpoint, the 3 percent sales decline for the quarter was attributable to continued weakness among heavy manufacturing, contractor and forestry, partially offset by growth among utilities, government and agriculture and mining.

Operating earnings in Canada increased 59 percent in the 2009 fourth quarter and were up 38 percent in local currency.  This improvement resulted from the sales increase, a 0.9 percentage point improvement in gross profit margins, and operating expenses which increased at a slower rate than sales. The improvement in gross margins was driven by a year-end inventory pick up primarily attributable to lower than forecasted transportation and product costs.  Product costs were lower than expected due in part to favorable foreign exchange.  The 2008 fourth quarter included a charge for the bankruptcy of a provider of freight payment services.  Excluding these items, operating earnings were up 6 percent in U.S. dollars, and down 7 percent in local currency, versus 2008.

Other businesses
Sales for the other businesses, which now include Japan, Mexico, India, Puerto Rico, China, and Panama, were up 214 percent for the 2009 fourth quarter versus prior year.  The sales increase was due primarily to the acquisition of the businesses in India and Japan, along with contributions from Mexico and China.  Operating losses for other businesses were $3 million in both the 2009 and 2008 quarters.

Taxes
The fourth quarter 2009 tax rate of 40.6 percent includes the effect of a one-time tax expense resulting from tax law changes in Mexico.  Excluding the effect of this one-time expense, the effective tax rate for the fourth quarter was 39.1 percent.  The effective tax rate for the year 2009 was also 39.1 percent, excluding the effects of the Mexican tax expense recognized in the fourth quarter and a tax benefit recorded in the 2009 third quarter.

Cash flow
Operating cash flow was $223 million versus $195 million in the 2008 fourth quarter.  For the full year, the company generated $732 million in operating cash flow versus $530 million in 2008. The company used cash from operations to fund capital expenditures of $53 million in the quarter versus $54 million in the fourth quarter of 2008.  Capital expenditures for the year were $142 million versus $195 million in 2008. The company paid $35 million in dividends to shareholders and repurchased 2.5 million shares of stock in the quarter.  For the full year, Grainger returned $507 million in cash to shareholders in the form of dividends and share repurchases. After buying back 4.5 million shares of stock in 2009, approximately 3.1 million shares remain under the current repurchase authorization at the end of the year.

W.W. Grainger, Inc. with 2009 sales of $6.2 billion is the leading broad line supplier of facilities maintenance products serving businesses and institutions in the United States and Canada, with an expanding presence in Japan, Mexico, India, China and Panama. Through a highly integrated network including branches, distribution centers and Web sites, Grainger's employees help customers get the job done. Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a podcast regarding fourth quarter 2009 results.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law.  Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as “earnings per share guidance”, “expected”, “opportunity to gain additional market share and create value”, “positioned for continued share gain”, “sales growth guidance”, “range”, “will”, or similar expressions. There are risks and uncertainties, the outcome of which could cause the company’s results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Jan Tratnik	Ernest Duplessis
Director, Corporate Communications & Public Affairs	Vice President, Investor Relations
847/535-4339	847/535-4356

Erin Ptacek	William Chapman
Director, Corporate Brand & Reputation	Director, Investor Relations
847/535-1543	847/535-0881

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net sales	$1,633,815	$1,592,655	$6,221,991	$6,850,032
Cost of merchandise sold	949,617	912,592	3,623,465	4,041,810
Gross profit	684,198	680,063	2,598,526	2,808,222

Warehousing, marketing and administrative expenses	518,837	499,506	1,933,302	2,025,550
Operating earnings	165,361	180,557	665,224	782,672

Other income and (expense)
Interest income	310	1,427	1,358	5,069
Interest expense	(2,032)	(4,894)	(8,766)	(14,485)
Equity in net income of unconsolidated entities	136	807	1,497	3,642
Gain on previously held equity interest	–	–	47,343	–
Write-off of investment in unconsolidated entity	–	(6,031)	–	(6,031)
Unclassified-net	48	1,782	681	2,351
Total other income and (expense)	(1,538)	(6,909)	42,113	(9,454)

Earnings before income taxes	163,823	173,648	707,337	773,218

Income taxes	66,459	65,733	276,565	297,863

Net earnings	97,364	107,915	430,772	475,355

Less: Net earnings attributable to noncontrolling interest	306	–	306	–

Net earnings attributable to W.W. Grainger, Inc.	$97,058	$107,915	$430,466	$475,355

Earnings per share -Basic	$1.29	$1.39	$5.70	$6.07
-Diluted	$1.27	$1.37	$5.62	$5.97

Average number of shares outstanding -Basic	73,398	75,882	73,786	76,580
-Diluted	74,660	76,880	74,892	77,888

Diluted Earnings Per Share
Net Earnings as reported	$97,058	$107,915	$430,466	$475,355
Less: earnings allocated to participating securities	(2,249)	(2,464)	(9,947)	(10,365)
Net earnings available to common shareholders	$94,809	$105,451	$420,519	$464,990

Weighted average shares adjusted for dilutive securities	74,660	76,880	74,892	77,888
Diluted earnings per share	$1.27	$1.37	$5.62	$5.97

SEGMENT RESULTS (Unaudited)
(In thousands of dollars, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Sales
United States	$1,384,282	$1,416,138	$5,445,390	$6,057,828
Canada	180,385	162,065	651,166	727,989
Other Businesses	79,717	25,353	165,051	111,732
Intersegment sales	(10,569)	(10,901)	(39,616)	(47,517)
Net sales to external customers	$1,633,815	$1,592,655	$6,221,991	$6,850,032

Operating earnings
United States	$181,429	$193,994	$735,586	$840,408
Canada	19,687	12,407	43,742	54,263
Other Businesses	(3,458)	(2,947)	(11,634)	(11,827)
Unallocated expense	(32,297)	(22,897)	(102,470)	(100,172)
Operating earnings	$165,361	$180,557	$665,224	$782,672

Company operating margin	10.1%	11.3%	10.7%	11.4%
ROIC* for Company			24.9%	29.8%
ROIC* for United States			34.8%	39.5%
ROIC* for Canada			11.5%	14.3%
* See page 1 for a definition of ROIC

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)
	At December 31,
Assets	2009	2008
Cash and cash equivalents	$459,871	$396,290
Accounts receivable – net (1)	624,910	589,416
Inventories (2)	889,679	1,009,932
Prepaid expenses and other assets	88,364	73,359
Deferred income taxes	42,023	52,556
Prepaid income taxes	26,668	22,556
Total current assets	2,131,515	2,144,109
Property, buildings and equipment – net	953,271	930,311
Deferred income taxes	79,472	97,442
Investment in unconsolidated entities (3)	3,508	20,830
Goodwill (4)	351,182	213,159
Other assets and intangibles – net (4)	207,384	109,566
Total assets	$3,726,332	$3,515,417

Liabilities and Shareholders’ Equity
Short-term debt	$34,780	$19,960
Current maturities of long-term debt (5)	53,128	21,257
Trade accounts payable	300,791	290,802
Accrued compensation and benefits	135,323	162,380
Accrued contributions to employees’ profit sharing plans	121,895	146,922
Accrued expenses	124,150	118,633
Income taxes payable	6,732	1,780
Total current liabilities	776,799	761,734
Long-term debt	437,500	488,228
Deferred income taxes and tax uncertainties	62,215	33,219
Accrued employment-related benefits (6)	222,619	198,431
Shareholders' equity (7)	2,227,199	2,033,805
Total liabilities and shareholders’ equity	$3,726,332	$3,515,417

(1)	Accounts receivable increased $36 million, or 6%, due to higher sales in the month of December.
(2)	Inventories decreased $120 million, or 12%, due to lower purchases in response to the decline in annual sales.
(3)	Investment in unconsolidated entities decreased $17 million, or 83%, due to acquiring the majority ownership of MonotaRo Co. Ltd. which was previously held as an investment in unconsolidated entities.
(4)	Goodwill and intangibles increased due primarily to acquisitions.
(5)	Current maturities of long-term debt increased $32 million, or 150%, due to payments on the term loan obtained in May 2008 that will be due within one year.
(6)	Accrued employment-related benefits increased $24 million, or 12%, due to increases in post-retirement liabilities.
(7)
Common stock outstanding as of December 31, 2009 was 72,276,516 shares as compared with 74,781,029 shares at December 31, 2008.  The Company repurchased 2.5 million shares during the 2009 fourth quarter.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Twelve Months Ended Dec. 31,
	2009	2008
Cash flows from operating activities:
Net earnings	$430,772	$475,355
Provision for losses on accounts receivable	10,748	12,924
Deferred income taxes and tax uncertainties	21,683	5,182
Depreciation and amortization	147,531	139,570
Stock-based compensation	40,407	45,945
Tax benefit of stock incentive plans	2,894	1,925
Net losses (gains) on property, buildings and equipment	8,642	(9,232)
(Income) from unconsolidated entities – net	(1,497)	(3,642)
(Gain) on previously held equity interests	(47,343)	–
Write-off of unconsolidated entity	–	6,031
Change in operating assets and liabilities – net of business acquisitons
(Increase) decrease in accounts receivable	2,794	(5,592)
(Increase) decrease in inventories	175,286	(92,518)
(Increase) decrease in prepaid income taxes	(4,112)	(22,556)
(Increase) decrease in prepaid expenses	(7,068)	(11,073)
Increase (decrease) in trade accounts payable	(16,736)	(6,960)
Increase (decrease) in other current liabilities	(52,944)	199
Increase (decrease) in current income taxes payable	2,472	(7,784)
Increase (decrease) in accrued employment-related benefits cost	22,080	3,216
Other – net	(3,213)	(924)
Net cash provided by operating activities	732,396	530,066
Cash flows from investing activities:
Additions to property, buildings and equipment – net	(140,730)	(181,355)
Net cash paid for business acquisitions	(123,093)	(34,290)
Investments in unconsolidated entities	–	(6,487)
Other – net	1,260	19,497
Net cash used in investing activities	(262,563)	(202,635)
Cash flows from financing activities:
Net increase (decrease) in short-term debt	2,542	(81,425)
Long-term debt payments	(18,856)	–
Proceeds from issuance of long-term debt	–	500,000
Stock options exercised	91,165	46,833
Excess tax benefits from stock-based compensation	19,030	13,533
Purchase of treasury stock	(372,727)	(394,247)
Cash dividends paid	(134,684)	(121,504)
Net cash (used in) financing activities	(413,530)	(36,810)
Exchange rate effect on cash and cash equivalents	7,278	(7,768)
Net increase in cash and cash equivalents	63,581	282,853
Cash and cash equivalents at beginning of year	396,290	113,437
Cash and cash equivalents at end of period	$459,871	$396,290